Exhibit 99.1

WAUSAU PAPER REPORTS

FIRST-QUARTER 2014 RESULTS

MOSINEE, WI – May 9, 2014 – Wausau Paper (NYSE:WPP) reported:

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Results of continuing operations in the first quarter impacted by weather-related market and cost factors, competitive support product pricing, and unfavorable Canadian currency exchange rate trends. These unfavorable impacts were somewhat offset by continued momentum gain of the new DublNature® premium products, with shipment volumes improving approximately 40 percent over the prior-year first quarter.

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Record overall first-quarter shipments and shipment growth of 2.2 percent achieved as first quarter industry demand declined approximately 1.0 percent.

Financial Results

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Net sales relatively flat at $77.5 million in the first quarter compared to $78.2 million in the first quarter of 2013.

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On a reported basis, first-quarter results from continuing operations were a net loss of $0.09 per share compared to a prior year first-quarter net loss of $0.08 per share.

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First-quarter adjusted EBITDA was $5.6 million in 2014 compared to adjusted EBITDA of $5.9 million in the same period of 2013.

Case Volume Growth of more than 2 percent

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First-quarter case shipment volume increased 2.2 percent in 2014 compared to the same period in 2013, and represented a first-quarter Company shipment record with approximately 3,854,000 cases.

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Strategic product shipments, that is, those products sold in conjunction with proprietary dispensing systems or produced from premium substrates, were up 3.9 percent in the first quarter compared to the same quarter in 2013.

New Products to Be Launched in Second Quarter

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The Artisan™ premium towel line, featuring new substrates made with ATMOS papermaking technology and Green Seal™-certified, will be available to the market on May 13, 2014.

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Two innovative dispensers will also be launched during the second quarter.

Michael C. Burandt, CEO, commented, “Our results for the first quarter were clearly not satisfactory and while some impacts were not within the Company’s control, we need to execute better on our strategy. We remain confident in our longer term growth, particularly with the strong performance of our DublNature premium product and the potential of the new Artisan product line, which will be launched in the second quarter.”

Outlook

It is unlikely that anticipated shipments in the quarter lost due to weather-related factors will be recovered during the balance of 2014. As a result, the Company is modifying its overall growth expectation of 6 percent for full-year 2014 case shipment growth to a range of 4 to 5 percent.

Supply-side dynamics in the market including capacity utilization, elevated parent roll availability and low wastepaper prices continue to exert unfavorable pressure on pricing as it relates to more commodity-oriented products, including those products in our support category. While broad-based tissue industry pricing actions have been recently announced, the Company does not expect to realize a benefit in the second quarter. The Company also expects proxy and advisory costs to now exceed the original expectation for the second quarter.

Commenting on the Company’s outlook, Mr. Burandt, said, “Our focus now is on continuing to analyze the business to improve operating performance in the current quarter. We are also looking forward to launching our Artisan premium towel products. Given this near-term focus, we are comfortable providing EBITDA guidance for the second quarter of between $9 and $10 million, but we are withdrawing previous fourth quarter and full year guidance. Second-quarter 2014 guidance represents sequential and year-on-year improvement and we expect the quarterly improvement trend to continue as we move through the year. We remain committed to our goal of creating value for our shareholders by generating returns above our cost of capital, growing free cash flow and returning cash to our shareholders.”

2014 FIRST-QUARTER RESULTS

Continuing Operations

The following first-quarter discussion, as well as the financial highlights and other information summarized in the preceding discussion, contain comparisons of financial elements including EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net earnings (loss) and adjusted net earnings (loss) per share. These presentations are not in accordance with generally accepted accounting principles (GAAP). The Company believes that the presentation of select non-GAAP measures provides a useful analysis of ongoing operating trends. Please refer to the attached Reconciliation of Non-GAAP Financial Measures.

The first quarter resulted in a reported net loss of $4.4 million, or $0.09 per share. Prior-year first-quarter performance was a reported net loss of $3.7 million, or $0.08 per share. The fourth quarter of 2013 was a reported net loss of $7.8 million, or $0.16 per share. Excluding special items, the fourth quarter of 2013 was an adjusted net loss of $0.3 million, or $0.00 per share.

On a continuing operations basis, EBITDA and EBITDA margin for the first quarters of 2014 and 2013 were $5.6 million, or 7.3 percent, and $5.9 million, or 7.6 percent, respectively. EBITDA and EBITDA margin on an adjusted basis in the fourth quarter of 2013 was $11.6 million, or 12.7 percent.

First-quarter net sales were relatively flat year-over-year at $77.5 million reported in 2014 compared to $78.2 million reported for the first quarter of 2013. The first quarter of the year is historically the weakest quarter from a net sales and shipment perspective due to the seasonality of the away-from-home market. Net sales in the fourth quarter of 2013 were $91.1 million.

While market demand in the sectors of the away-from-home market in which we compete was down approximately 1.0 percent, our case shipment volume was a first-quarter shipment record and increased 2.2 percent quarter-over-quarter, driven by strong gains in our premium DublNature products and continued strong performance of our EcoSoft® branded products. First-quarter volume in strategic product categories improved nearly 4 percent over the prior-year first quarter and volume in our support product categories grew nearly 1 percent over the same quarter in 2013.

Despite the case shipment growth and an improved strategic mix in the first quarter of 2014 compared to the first quarter of 2013, competitive pricing pressure in support product categories combined with a slightly weaker volume of products sold through proprietary dispensing systems and an unfavorable impact from Canadian currency exchange rates, impacted revenue growth in the first quarter comparisons.

As we trial and introduce new products, we continue to progress along the startup curve established for the Harrodsburg paper machine and related converting operations. While the first quarter was negatively impacted by trials related to the new Artisan product line, in March 2014, a new production record was established on the paper machine and a record number of finished goods cases were produced on our converting assets. Weather-

related items also unfavorably impacted EBITDA by approximately $0.6 million, excluding impacts on shipment volume or freight costs.

The reorganization and salaried staffing reduction efforts implemented following the sale of the technical specialty business in mid-2013 impacted several areas of our organization and are reflected in our results, particularly in the area of selling, general and administrative expenses. Comparing to the first quarter of 2013, selling, general and administrative costs have been reduced approximately $2.2 million in the first quarter of 2014.

Discontinued Operations

During the second quarter of 2013, the Company completed the sale of its specialty paper business. This transaction, combined with the first quarter 2013 closure of a specialty paper mill in Brainerd, Minnesota, results in the Company’s former Paper segment being reclassified as a discontinued operation and therefore is presented separately from continuing operations in all periods presented in the condensed consolidated statements of operations.

For the first quarter of 2014, discontinued operations resulted in a loss, net of tax, of $0.5 million, or $0.01 per share, compared to a loss of $25.9 million, net of tax, or $0.52 per share, for the first quarter of 2013. Included in the loss, net of tax, in the first quarter of 2014 are after-tax closure-related costs of $0.4 million, or $0.01 per share.

CONFERENCE CALL

Wausau Paper’s first-quarter conference call is scheduled for 9:00 a.m. Central - 10:00 a.m. Eastern on May 9, 2014, and can be accessed through the investor information section of the Company’s website at www.wausaupaper.com. A replay of the webcast will be available at the same site through May 15.

INVESTOR AND MEDIA CONTACT:

Perry Grueber

Director Investor Relations

Email:   pgrueber@wausaupaper.com

Phone: 715.692.2056

About Wausau Paper:

Wausau Paper produces and markets a complete line of away-from-home towel and tissue products, is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP. To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the Company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the Company’s Form 10-K for the year ended December 31, 2013. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Wausau Paper Corp.

Quarter Ended March 31, 2014

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months
of Operations (Unaudited) (Note 1)	Ended March 31,
	2014	2013
Net sales	$77,507	$ 78,194
Cost of sales	69,298	66,918
Gross profit	8,209	11,276
Selling & administrative expenses	12,867	15,085
Operating loss	(4,658)	(3,809)
Interest expense	(2,168)	(2,328)
Other income (expense), net	23	(15)
Loss from continuing operations before income taxes	(6,803)	(6,152)
Credit for income taxes	(2,357)	(2,420)
Loss from continuing operations	(4,446)	(3,732)
Loss from discontinued operations, net of taxes	(454)	(25,873)
Net loss	$ (4,900)	$(29,605)

Net loss per share (basic and diluted):
Continuing operations	$ (0.09)	$ (0.08)
Discontinued operations	(0.01)	(0.52)
Net loss per share*	$ (0.10)	$ (0.60)

Weighted average shares outstanding – basic and diluted	49,664	49,364

*Totals may not foot due to rounding differences

Condensed Consolidated Balance Sheets (Unaudited) (Note 1)	March 31,	December 31,
	2014	2013
Current assets	$ 87,533	$ 99,195
Property, plant, and equipment, net	296,859	298,964
Other assets	76,750	74,817
Assets of discontinued operations	7,112	8,587
Total Assets	$468,254	$481,563

Current liabilities	$ 65,385	$ 71,983
Long-term debt	150,000	150,000
Other liabilities	86,366	88,555
Liabilities of discontinued operations	2,279	2,883
Stockholders’ equity	164,224	168,142
Total Liabilities and Stockholders’ Equity	$468,254	$481,563

Condensed Consolidated Statements	Three Months
of Cash Flows (Unaudited) (Note 1)	Ended March 31,
	2014	2013
Cash flows from operating activities:
Net loss	$ (4,900)	$(29,605)
Provision for depreciation, depletion, and amortization	10,289	49,674
Non-cash inventory, spare parts and other writedowns	–	6,653
Deferred income taxes	(2,835)	(17,886)
Other non-cash items	1,055	974
Changes in operating assets and liabilities:
Receivables	4,477	(7,653)
Inventories	(5,304)	(11,935)
Other	(10,107)	315
Net cash used in operating activities	(7,325)	(9,463)

Cash flows from investing activities:
Capital expenditures	(6,834)	(15,095)
Proceeds from sale of assets	91	929
Net cash used in investing activities	(6,743)	(14,166)

Cash flows from financing activities:
Net payments of commercial paper	–	(29,200)
Borrowings under credit agreement	–	53,500
Proceeds from stock option exercises	1,450	104
Dividends paid	(1,488)	(1,481)
Net cash (used in) provided by financing activities	(38)	22,923

Net decrease in cash and cash equivalents	$(14,106)	$ (706)

Note 1.

Basis of Presentation

Balance sheet amounts at March 31, 2014, are unaudited.  The December 31, 2013, balance sheet amounts are derived from audited financial statements.  The statements of cash flows for three months ended March 31, 2014 and March 31, 2013 are unaudited and have not been adjusted to separately disclose cash flows related to discontinued operations.  See Note 2 for additional discussion of Discontinued Operations.

Note 2.

Discontinued Operations, Net of Tax

We determined that the sale of the specialty paper business and closure of the Brainerd mill, met the criteria for discontinued operations presentation as established in Accounting Standards Codification Subtopic 205-20, "Discontinued Operations". The results of operations of the specialty paper business and Brainerd mill have been reported as discontinued operations in the Condensed Consolidated Statements of Operations for all periods presented.  The corresponding assets and liabilities of the discontinued operations have been reclassified in accordance with authoritative literature on discontinued operations for all periods presented.

On June 26, 2013, we completed the sale of the specialty paper business, which excluded the assets of the Brainerd, Minnesota mill. Expenses related to severance and benefits, contract termination costs, and other associated closure costs totaled $0.4 million, net of tax, in the three months ended March 31, 2014.  There were no related charges in the three months ended March 31, 2013.  No significant additional closure charges are anticipated.

In February 2013, we announced the planned closure of our technical specialty paper mill in Brainerd, Minnesota.  Closure charges, net of tax, for the three months ended March 31, 2014 and March 31, 2013, were $0.1 million and $27.9, respectively.  The charges for the three months ended March 31, 2013 are primarily a result of accelerated depreciation on mill assets, an adjustment of mill inventory and spare parts to net realizable value, severance and benefit continuation costs, and other associated closure costs. No significant additional closure charges are anticipated.

Note 3.

Supplemental Information for Continuing Operations

(In thousands, except ton data)	Three Months
	Ended March 31,
	2014	2013

Depreciation and amortization (unaudited)	$10,289	$9,740

Tons sold (unaudited)	41,554	40,888

Cases shipped (unaudited)	3,854	3,772

Note 4.

Reconciliation of Non-GAAP Financial Measures (unaudited):

The following tables set forth certain non-U.S. generally accepted accounting principles (“GAAP”) financial metrics.  Management believes that the financial metrics presented are frequently used by investors and provide a useful analysis of ongoing operating trends.  These metrics are presented as a complement to enhance the understanding of consolidated operating results but are not a substitution of GAAP results.  The totals in the tables may not foot due to rounding differences.

	Three Months Ended	Three Months Ended	Three Months Ended
(in thousands)	March 31, 2014	March 31, 2013	December 31, 2013

Net loss	$ (4,900)	$(29,605)	$(9,982)
Loss from discontinued operations, net of taxes	454	25,873	2,160
(Credit) provision for income taxes	(2,357)	(2,420)	8,090
Interest expense and other, net	2,145	2,343	1,951
Operating loss	(4,658)	(3,809)	2,219
Depreciation, depletion, and amortization	10,289	9,740	10,057
EBITDA	$ 5,631	$ 5,931	$12,276

Net sales	$77,507	$ 78,194	$91,104

EBITDA margin	7.3%	7.6%	13.5%

The following tables set forth certain adjustments to consolidated operating results that occurred during the three months ended December 31, 2013, and that management believes are not indicative of normal ongoing business performance. There were no such adjustments for the three months ended March 31, 2014 or 2013.

Three Months Ended
(in thousands)	December 31, 2013

EBITDA	$12,276
Credit for contract at former manufacturing facility	(1,569)
Defined benefit retirement plan settlement charges	890
Adjusted EBITDA	$11,597

Net sales	$91,104
Adjusted EBITDA margin	12.7%

Three Months Ended
(in thousands)	December 31, 2013

Net loss	$ (9,982)
Loss from discontinued operations, net of tax	2,160
Credit for contract at former manufacturing facility, net of tax	(988)
Income tax valuation allowance	7,960
Defined benefit retirement plan settlement charges, net of tax	561
Adjusted net loss	$ (289)

Three Months Ended
(all amounts in dollars per diluted share)	December 31, 2013

Net loss per share	$ (0.20)
Loss from discontinued operations, net of tax	0.04
Credit for contract at former manufacturing facility, net of tax	(0.02)
Income tax valuation allowance	0.16
Defined benefit retirement plan settlement charges, net of tax	0.01
Adjusted net loss per share *	$ (0.00)

*  Totals may not foot due to rounding differences.